Exhibit 99.1

Contact: Brian K. Miller
Senior Vice President & CFO
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylerworks.com
TYLER TECHNOLOGIES REPORTS INCREASE IN
FOURTH QUARTER 2005 EARNINGS
Dallas, March 1, 2006 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended December 31, 2005:
•	Total revenues for the quarter ended December 31, 2005 were $44.3 million, down one percent compared to $44.7 million in the same period last year. Software-related revenues (software licenses, software services and maintenance) grew in the aggregate 3 percent for the quarter.

•	Operating income for the quarter ended December 31, 2005 was $4.8 million, a 10 percent decrease compared with operating income of $5.3 million in the same quarter of 2004.

•	Net income for the three months ended December 31, 2005 was $3.1 million, or $0.07 per diluted share. Net income for the three months ended December 31, 2004 amounted to $3.0 million, or $0.07 per share.

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $7.5 million in the fourth quarter of 2005. EBITDA for the fourth quarter of 2004 totaled $8.0 million.

•	Gross margin for the quarter ended December 31, 2005 was 37.7 percent, compared to 39.9 percent in the quarter ended December 31, 2004.

•	Selling, general and administrative (SG&A) expenses in the fourth quarter were $11.6 million (26.2 percent of revenues), compared to $12.2 million (27.3 percent of revenues) in the same quarter last year.

•	Free cash flow for the fourth quarter of 2005 was $3.9 million (cash provided by operating activities of $4.5 million minus capital expenditures of $589,000). For the fourth quarter of 2004, free cash flow was $1.8 million (cash provided by operating activities of $3.6 million minus capital expenditures of $1.8 million).

•	Total backlog was $165.4 million at December 31, 2005, compared to $142.2 million at December 31, 2004. Software-related backlog (excluding appraisal services) grew year-over-year by $28.6 million, or 26 percent, to $136.9 million at December 31, 2005.

•	Tyler has no debt and ended the fourth quarter of 2005 with $37.5 million in cash, short-term investments, and certificates of deposit. The Company repurchased 276,000 shares of its common stock during the quarter at an aggregate cost of $2.3 million.
-more-

Tyler Technologies Reports Increase in Fourth Quarter 2005 Earnings
March 1, 2006

Revenues for the year ended December 31, 2005 decreased one percent to $170.5 million from $172.3 million in 2004. Operating income for the year 2005 was $12.7 million, compared to $17.1 million in 2004. Net income for the year ended December 31, 2005 was $8.2 million, or $0.19 per diluted share, compared to net income of $10.1 million, or $0.23 per share, for the comparable period of 2004.
Results for the year ended December 31, 2005 include a pretax restructuring charge of $1.3 million recorded in the second quarter. Excluding the restructuring charge, operating income for the year ended December 31, 2005 would have been $14.0 million, and net income would have been $9.0 million, or $0.21 per share.
For the year ended December 31, 2005, free cash flow was $18.5 million (cash provided by operating activities of $21.2 million minus capital expenditures of $2.7 million), an increase of 21 percent compared to free cash flow of $15.3 million (cash provided by operating activities of $22.1 million minus capital expenditures of $6.8 million) for the same period of 2004. Cash flow for the year 2005 includes $1.3 million in cash expenditures for restructuring costs.
“Tyler’s results remained solid in the fourth quarter — our 19th consecutive profitable quarter — and were at the upper end of our previous guidance range,” said John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “While total revenues were stable, our financial systems products achieved growth of 9 percent for the fourth quarter, which was offset by a decline in appraisal services revenue.
“Appraisal services revenues were off 26 percent compared to last year’s fourth quarter but improved slightly from the third quarter of 2005. The gross margin for appraisal services improved for the third consecutive quarter following our reorganization of that business, to 29 percent in the most recent quarter.”
Mr. Marr continued, “Free cash flow for the fourth quarter of 2005 once again was significantly greater than book earnings. We used $2.3 million of our cash generated from operations to repurchase Tyler stock in the fourth quarter and at year-end had 2.1 million shares available to purchase under our current board authorization.
“We continue to expect that Tyler will experience significant growth during 2006 in both revenues and earnings, and our current outlook remains consistent with the preliminary guidance we issued on January 31. New business signings were very strong in the fourth quarter and we began 2006 with a record high backlog of signed contracts. We are also pleased with the overall trend of improvement in our mix of revenues.”
Total revenues for 2006 are currently expected to be in the range of $191 million to $196 million. Software-related revenues for the full year are expected to grow approximately 13 percent to 17 percent, while appraisal services revenues are expected to decline slightly compared to 2005. The Company expects to have diluted earnings per share of approximately $0.29 to $0.32, with 65% or more of the earnings coming in the second half of the year. These estimates include assumed pretax expense for the year of approximately $1.9 million, or $0.04 per share after taxes, related to stock options and the Company’s stock purchase plan. Tyler’s estimated annual effective income tax rate for 2006 is approximately 40.8 percent.
Tyler also expects that free cash flow for the year 2006 will be between $21 million and $24 million (cash provided by operations of $24 million to $28 million minus capital expenditures of between $3.5 million and $4.0 million).
-more-

Tyler Technologies Reports Increase in Fourth Quarter 2005 Earnings
March 1, 2006

Tyler Technologies will hold a conference call on Thursday, March 2 at 12:00 p.m. Eastern time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (800) 932-6407 for U.S. dialers and (706) 679-3884 for international dialers. Please refer to confirmation code 5474468. A replay of the call will be available two hours after the completion of the call through March 9, 2006. To access the replay, please dial (800) 642-1687 for U.S. dialers and (706) 645-9291 for international dialers. A live webcast and archived replay of the call can be accessed on the Company’s Web site at www.tylerworks.com.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes nearly 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Forbes Magazine named Tyler one of the “200 Best Small Companies” in America in 2004. More information about Tyler Technologies can be found at www.tylerworks.com.
Non-GAAP Measures:
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe these measures are widely used by investors, analysts, and other users of our financial statements to analyze operating performance and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
Tyler Technologies, Inc. has included in this press release “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
####
(Comparative results follow)

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues:
Software licenses	$8,190	$9,048	$29,552	$30,258
Software services	12,708	12,654	51,532	49,786
Maintenance	16,846	14,933	64,728	57,760
Appraisal services	4,443	5,989	18,374	27,394
Hardware and other	2,120	2,110	6,271	7,072

Total revenues	44,307	44,734	170,457	172,270

Cost of revenues:
Software licenses	2,418	2,255	9,101	8,819
Acquired software	199	221	794	1,447
Software services and maintenance	20,300	18,304	80,347	72,609
Appraisal services	3,143	4,473	14,188	20,132
Hardware and other	1,547	1,638	4,540	5,425

Total cost of revenues	27,607	26,891	108,970	108,432

Gross profit	16,700	17,843	61,487	63,838

Selling, general and administrative expenses	11,590	12,200	46,242	45,451
Restructuring charge	—	—	1,260	—
Amortization of customer and trade name intangibles	316	318	1,266	1,267

Operating income	4,794	5,325	12,719	17,120
Other income, net	303	36	906	317

Income before income taxes	5,097	5,361	13,625	17,437
Income tax provision	1,976	2,331	5,432	7,309

Net income	$3,121	$3,030	$8,193	$10,128

Earnings per common share:
Basic	$0.08	$0.07	$0.21	$0.25

Diluted	$0.07	$0.07	$0.19	$0.23

EBITDA (1)	$7,502	$8,029	$23,356	$28,377

Weighted average common shares outstanding:
Basic	38,829	40,966	39,439	41,288
Diluted	41,869	44,056	42,075	44,566

(1)	Reconciliation of EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net income	$3,121	$3,030	$8,193	$10,128
Amortization of customer and trade name intangibles	316	318	1,266	1,267
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,270	2,481	9,177	10,119
Interest income included in other income, net	(181)	(131)	(712)	(446)
Income tax provision	1,976	2,331	5,432	7,309

EBITDA	$7,502	$8,029	$23,356	$28,377

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$20,733	$12,573
Short-term investments available-for-sale	11,750	13,832
Restricted certificate of deposit	4,750	—
Accounts receivable, net	49,644	44,180
Other current assets	7,359	5,042
Deferred income taxes	2,128	1,611

Total current assets	96,364	77,238

Accounts receivable, long-term portion	1,547	1,621
Property and equipment, net	5,759	6,624

Other assets:
Restricted certificate of deposit	250	7,500
Goodwill and other intangibles, net	90,312	97,318
Other	205	186

Total assets	$194,437	$190,487

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$70,950	$59,114
Deferred income taxes	11,290	12,973
Shareholders’ equity	112,197	118,400

Total liabilities and shareholders’ equity	$194,437	$190,487